Shrink Nanotechnologies’ Recently Licensed “Electronic Glue” Semiconductor Technology From The University of Chicago To Usher In New Opportunities For Emerging Smart Devices

With Smart Sensors, Inanimate Objects Will Become Smart Devices, Giving Consumers, the Military, and Businesses Feedback and Provide Massive Amounts of Valuable Information

CARLSBAD, CA – December 17, 2010 – Shrink Nanotechnologies, Inc. (“Shrink”) (OTCBB: INKN), an innovative nanotechnology company developing products and licensing opportunities in the solar energy industry, medical diagnostics and sensors and biotechnology research and development tools businesses, announced today through its wholly owned subsidiary, BlackBox Semiconductor, Inc., that its recently licensed “electronic glue” chemistry will enable printed optical sensors to be fabricated from semiconductor nanocrystals with low cost roll-to-roll processing, ushering in a new era of potential for the emerging smart device business.

Semiconductor nanocrystals offer exciting opportunities in the optical sensor market given by unique physics and the possibility to manufacture devices using inexpensive solution processing. Many applications require light absorption/emission in the near-IR region. Inorganic nanocrystals, especially those made of narrow-gap semiconductors are in strong position to compete with other technologies, since their band gap can be precisely tuned from visible up to about 3500 nanometers.

As a result of this ability to precisely tune the nanocrystal properties, recent data suggests that nanocrystals can provide superior optical sensitivity with lower production costs than typical optical sensing materials. However, current approaches have resulted in poor material stability. The technology licensed from the University of Chicago has the potential to circumvent the stability problem by encasing the nanocrystals in electronic glue. This provides a path for charges to flow and hence can increase device sensitivity as well as coating the nanocrystal in a stable environment.

The tunability of the semiconductor layers produced by this technology allows sensors to be fabricated that are matched to the exact colors of light they are designed to detect. This feature has the potential to provide greater sensitivity along with more information from a single sensing location. This advantage combined with the ability to print low cost large area sensors has the potential to push optical sensing to a variety of applications that before were thought impossible.

The Multi-Billion dollar global sensor market is poised to accelerate over the several few years. Low cost printed sensing technologies have the potential to rapidly accelerate adoption of sensors into many new applications that will drive this growth. An aging population combined with the desire to lower health care costs will be the driving force for incorporating these device into simple, highly accurate low cost diagnostic tools. National security interests will demand a wider more advanced network of sensing devices to provide homeland security and law enforcement with the crucial information they need to protect the homeland. A new era of pervasive computing is being driven by advances in computing, software, and mobile communication devices. A low cost highly aware sensing network will be required to feed real time information into this network.

“We live in a world that is rapidly being brought together by a variety of smart devices. These devices have helped make our daily tasks easier, make business operate more efficiently, and allow us to communicate in an instant across the globe. The last piece of the puzzle is to bring real time information from a global network of on location sensors to make answers to everyday questions available at our fingertips. This technology will enable sensors to make everyday devices ‘smarter’ by serving as their eyes and ears needed to collect data that will help make our lives better, said Shrink CEO Mark L. Baum”

“Shrink has been working on technologies to enable low cost optical sensing applications for our lab on a chip based applications.  We believe that this technology has the potential to enable the fully integrated devices we’ve been searching for, which may lead to a new breed of low cost remote based bio-testing applications.”

About Shrink Nanotechnologies, Inc.

Shrink Nanotechnologies, Inc. is a one-of-a-kind FIGA™ organization, which focuses on leveraging contributions from experts in Finance, Industry, Government and Academia. Operating as a high-technology development-stage company, Shrink licenses, owns and develops proprietary and patent-pending nano-sized technologies, components and product systems. The Company's unique NanoShrink™ material is a pre-stressed polymer which is used in a patent pending manufacturing platform with numerous applications in the solar energy, human and animal diagnostics, and biotechnology research and development tools industries. For more information, please visit www.shrinknano.com.

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only. Actual results may differ materially from those anticipated in this press release. Such statements reflect management’s current views, are based on certain assumptions and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Shrink’s ability to obtain additional financing and to build and develop markets for Shrink’s biotechnology and solar technologies and products. These factors should be strongly considered when making a decision to acquire or maintain a financial interest in Shrink, including consulting with a FINRA registered representative prior to making such decision. Shrink undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Shrink’s expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Shrink’s success are more fully disclosed in Shrink’s most recent public filings with the U.S. Securities and Exchange Commission.

See also:

http://www.shrinksolar.com/blog/

http://www.shrinknano.com/products/product-tools

http://www.shrinknano.com/products/product-diagnostics

http://www.shrinknano.com/tech

http://www.shrinknano.com/tr35-a-children%E2%80%99s-toy-inspires-a-cheap-easy-production-method-for-high-tech-diagnostic-chips

New 'electronic glue' promises less expensive semiconductors

Dmitri Talapin